Exhibit 99.3

LETTER TO NOMINEE

THE SERVICEMASTER COMPANY

OFFER TO EXCHANGE

ANY AND ALL OUTSTANDING

7.000% Senior Notes due 2020

for

a Like Principal Amount of Corresponding New Notes

Registered Under the Securities Act of 1933, as amended (the “Securities Act”)

To: Registered Holders and the Depository Trust Company Participants:

Enclosed are the materials listed below relating to the offer by The ServiceMaster Company (the “Company”), to exchange its issued and outstanding 7.000% Senior Notes due 2020 (the “Old Notes”) for a like principal amount of its 7.000% Senior Notes due 2020 (the “New Notes”) which have been registered under the Securities Act, from the registered holders thereof (each, a “Holder” and, collectively, the “Holders”), upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated            , 2013, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.             Prospectus, dated              , 2013 (as the same may be amended or supplemented from time to time, the “Prospectus”);

2.             The Letter of Transmittal for your use and for the information of your clients;

3.             A Form of Notice of Guaranteed Delivery to be used to accept the Exchange Offer if Old Notes are not immediately available, or time will not permit Old Notes to reach the Exchange Agent prior to the Expiration Date (as defined below), or the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.             An Instruction to the Registered Holder or Book-Entry Transfer Participant from Beneficial Owner; and

5.             A form of Letter to Clients which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on              , 2013 (the “Expiration Date”), unless the offer is extended, in which case “Expiration Date” means the latest date and time to which the Exchange Offer is extended.

The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each Holder of Old Notes will represent to the Company that (i) such Holder is acquiring the New Notes in the ordinary course of business, (b) such Holder has no arrangement or understanding with any person to participate in a distribution of the New Notes or the Old Notes within the meaning of the Securities Act, (c) such Holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of the Company or the Guarantors, (d) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, the distribution of the New Notes, (e) if such Holder is a broker-dealer, such holder will receive the New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such New Notes, and (f) such Holder is not acting on behalf of any person who could not truthfully make the foregoing representations

Each tendering Holder that is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, will represent to the Company that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges and represents that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By so acknowledging and representing, by delivering such a prospectus, such broker- dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder or Book-Entry Transfer Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 12 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wilmington Trust, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

THE SERVICEMASTER COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures